UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Energizer Tennis Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7900 (Primary Standard Industrial Classification Code Number)	99-0377575 (I.R.S. Employer Identification Number)

Suite 3, 219 Bow Road
Docklands, London E3 2SJ, United Kingdom
Tel:  +44 0203 086 8131
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.
2215-B Renaissance Drive
Las Vegas, Nevada 89119
Tel: (888) 921-8397
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
Michael J. Muellerleile, Esq.
M2 Law Professional Corporation
500 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Tel: (949) 706-1470 / Fax: (949) 706-1475

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Small reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	5,000,000 (1)	$0.04	$200,000 (2)	$22.92

(1)            Represents shares offered for sale by Energizer Tennis Inc.
(2)            Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, September 12, 2012

Energizer Tennis Inc.

5,000,000 Shares of Common Stock

We are offering for sale 5,000,000 shares of our common stock in a direct public offering. The purchase price is $0.04 per share. No underwriter is involved in the offering and distribution of the shares. We are offering the shares without any underwriting discounts or commissions.  Our founders, Alexander Farquharson and Daniel Martinez, will offer and sell the shares on our behalf. If all of the shares offered are purchased, the proceeds to us will be $200,000. This offering will be made on a "best efforts" basis with no minimum amount required to be raised in this offering. There can be no assurance that all or any of the offered will be subscribed. Subscriptions for shares of our common stock are irrevocable once made, and funds will only be returned upon rejection of the subscription.

This is our initial public offering and no public market currently exists for shares of our common stock. This offering will terminate 180 days following the effective date of this registration statement and will not be extended. There is no minimum amount that must be sold. We have not made any arrangements to place funds received in an escrow, trust or similar account, which means we will have access to any proceeds from this offering immediately upon our acceptance of subscription agreements we receive.  We will only offer our common stock in foreign jurisdictions where registration is not required.

The table below provides the title and amount of the offering and the offering price of the shares, with varying levels of success of the offering:

Title of Securities to be Offered	Number of Offered Shares	Offering Price Per Share	Maximum Offering Proceeds
Common Stock	5,000,000 (100% of offered shares)	$0.04	$200,000
Common Stock	3,750,000 (75% of offered shares)	$0.04	$150,000
Common Stock	2,500,000 (50% of offered shares)	$0.04	$100,000
Common Stock	1,250,000 (25% of offered shares)	$0.04	$50,000

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on Page 6 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense .

The date of this prospectus is _________, 2012.

Prospectus Summary

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements.  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Our Business:

We were incorporated in Nevada on June 16, 2011.  Our business address is Suite 3, 219 Bow Road, Docklands, London E3 2SJ, United Kingdom. Our telephone number is +44 0203 086 8131.

We are a development stage company specializing in providing expert advice for tennis players of every level through an informative website containing a host of relevant information and professional instructional high definition videos.

Our business includes creating, developing and selling, tennis instructional videos to our customers and other interested parties. Our website (www.energizertennis.com) provides expert advice on technique, strategy and game craft, physical preparation training, nutrition advice and injury-prevention guidelines. The objective is to create an online resource where players can access professional and accurate information and video instruction with the option to have their own game analyzed.

The videos have been developed as a series with each video focusing on specific issues including ground-strokes, serve and return, net play, movement on court, racket stringing, singles and doubles tactics, fitness sessions, advanced tactics, shot recognition, physical testing and training, speed/agility, coordination, fitness games in addition to playing on different surfaces.

Registered members currently have access to free tennis videos, expert advice, interactive forums, tournament reviews, and our blog.  Premium members currently pay an annual subscription fee of $5.99 to access additional resources including an iPhone/iPad application and a wider selection of high definition videos.  Separately, we sell a downloadable iPhone/iPad application called “ETennis” on Apple iTunes, which contains all our videos and can be viewed on court while playing/learning. We have generated very limited sales to date.  As of September 12, 2012 , we have sold one premium membership.  We may have sold the “ETennis” application through iTunes, our digital vendor. However, iTunes does not release funds until 40 applications are sold.  We have not yet actively marketed the premium membership.  We intend to allocate funds raised in this offering to marketing, which we hope will lead to increased sales.

In the future, we intend to further develop our existing website and iPhone/iPad applications to include more material and other functions such as player finder, progress tracker, and online coaching.

Our management has over 20 years of experience in the tennis industry, including experience in coaching and playing to an international standard. Our management also has over 10 years of experience in business development and accounting.

As of September 12, 2012 , our cash on hand is $1,963 and our current monthly cash burn rate is approximately $500 per month. We believe that we need to raise at least $50,000 to operate for the next six months and $100,000 to operate for the next 12 months.  These facts have led our auditor to express substantial doubt regarding our ability to continue as a going concern.  Given that there is no minimum offering amount and we need to raise at least $50,000 to continue operations for the next six months and $100,000 to continue operations for the next 12 months, investors bear the complete risk of losing their entire investment if we are unable to raise enough proceeds from this offering to commence operations.  We believe this is appropriate because we are startup company with a limited operating history and we will continue to be subject to financial constraints and uncertainties for the foreseeable future. If we are not able to raise more than $50,000, we will have to limit or eliminate our proposed marketing activities and scale back our website development, which will hinder our ability to generate any significant revenues and cause a delay in the implementation of our business plan.

The aggregate market price of our common stock is $80,000 based on the proposed offering price of $0.04 per share and 2,000,000 issued and outstanding shares of common stock.  As of July 31, 2012 , our total stockholders’ equity balance is $15,462 .

Summary financial information:

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Form S-1. We have prepared our financial statements contained in this Form S-1 in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Form S-1.

Income Statement	For the quarter ended July 31, 2012	For the period from June 16, 2011 (inception) to April 30, 2012
		$
Revenue	-	48
Total Operating Expenses	15,786	7,174
Net Loss	(15,786)	(7,127)
Net Loss Per Share	(0.01)	0.00

Balance Sheet	July 31, 2012	April 30, 2012
	$	$
Total Assets	15,462	16,013
Total Liabilities	14,335	-
Stockholders' Equity	1,127	16,013

Number of shares being offered:

We are offering for sale 5,000,000 shares of our common stock. We will sell the shares we are registering only to those individuals who have received a copy of the prospectus.  There is no trading market for our common stock.  We are not currently listed or quoted on any exchange or market.  We hope to have our common stock quoted on the Over the Counter Bulletin Board and OTCQB although we do not have any current plans in place to have our common stock quoted. We cannot guarantee that our common stock will be quoted on the Over the Counter Bulletin Board or OTCQB.   The aggregate market price of our common stock is $80,000 based on the proposed offering price of $0.04 per share and 2,000,000 issued and outstanding shares of common stock.  As of  July 31, 2012 , our total stockholders’ equity balance is $15,462 .

Number of shares outstanding after the offering:

2,000,000 shares of our common stock are currently issued and outstanding. After the offering, there may be up to 7,000,000 shares of our common stock issued and outstanding if all of the offered shares are sold.

Estimated use of proceeds:

We will receive $200,000 if all of the offered shares are sold and $100,000 if half the offered shares are sold. If all of the offered shares are purchased, we intend to use the proceeds for rent/office expenses, computer equipment and website development expenses, employees/contractors, marketing expenses, working capital and offering expenses. Offering expenses are estimated to be $25,000.  This is a best efforts offering with no minimum offering amount. There is no guarantee that we will even raise enough funds to cover the expenses of this offering.

 RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his or her investment.

Risks related to our business:

We have a limited operating history upon which an evaluation of our prospects can be made.

We were incorporated in June 2011.  Our lack of operating history makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate significant revenues.

Because we are a development stage company, we have limited revenues to sustain our operations.

We are a development stage company that is currently developing our business. To date, we have only generated extremely limited revenues. The success of our business operations will depend upon our ability to obtain clients and provides quality services to those clients. We are not able to predict whether we will be able to develop our business and generate significant revenues. If we are not able to complete the successful development of our business plan, generate significant revenues and attain sustainable operations, then our business will fail.

Our operating results depend on our ability to compete with our existing competitors and with new competitors that may enter the tennis instruction market.

Our principal competitors consist of online tennis resources, such as websites, blogs, reviews, and forums, as well as traditional tennis resources such as academies, camps, and coaching. These businesses compete with us in one or more service categories. Most of these potential competitors have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their services. We may also face increased competition due to the entry of new competitors. As a result of this competition, we may experience lower sales or greater operating costs, such as marketing costs, which would have an adverse effect on our results of operations and financial position.

Our operating results depend on the popularity of tennis.

We anticipate that substantially all of our revenues will be generated from the sale of tennis-related services. The demand for tennis services is directly related to the popularity of tennis and the number of tennis participants. If tennis participation decreases, sales of our services may be adversely affected. We cannot assure that the overall dollar volume of the market for tennis-related services will grow, or that it will not decline, in the future.

Our ability to generate significant revenues will be negatively impacted if we are unable to process increased traffic or prevent security breaches on our Internet site and our network infrastructure.

A key element of our strategy is to generate traffic on, and increase sales through, our Internet site. Accordingly, the satisfactory performance, reliability and availability of our Internet site, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain guests. Our revenues will depend on the number of visitors who purchase products or services on our website and the volume of orders we can fill on a timely basis. Problems with our Internet site or order fulfillment performance would reduce the number of products or services sold and could damage our reputation. We may experience system interruptions from time to time. If there is a substantial increase in the volume of traffic on our Internet site or the number of orders placed by customers, we may be required to expand and further upgrade our technology, transaction processing systems and network infrastructure. We cannot assure you that we will be able to accurately project the rate or timing of increases, if any, in the use of our Internet site, or that we will be able to successfully and seamlessly expand and upgrade our systems and infrastructure to accommodate such increases on a timely and cost-effective basis.

The success of our Internet site depends on the secure transmission of confidential information over network and the Internet and on the secure storage of data. We rely on encryption and authentication technology from third parties to provide the security and authentication necessary to effect secure transmission and storage of confidential information, such as customer credit card information. In addition, we anticipate we will maintain an extensive confidential database of customer profiles and transaction information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the security we use to protect customer transaction and personal data contained in our customer database. In addition, other companies in the online services sector have from time to time experienced breaches as a result of actions by their employees. If any compromise of our security were to occur, it could have a material adverse effect on our reputation, business, operating results and financial condition, and could result in a loss of customers. A party who is able to circumvent our security measures could damage our reputation, cause interruptions in our operations and/or misappropriate proprietary information which, in turn, could cause us to incur liability

Competitors could copy our business model and erode our brand recognition.

We employ a business model that could allow competitors to duplicate our products and services. We cannot assure you that our competitors will not attempt to copy our business model and that this will not erode our brand recognition and impair our ability to generate significant revenues.

We may not be able to further implement our business strategy unless sufficient funds are raised in this offering.  If we do not raise at least $50,000 we may have to cease operations, which could cause investors to lose their investment in us.

In order to fund our operations and pay offering expenses of $25,000, we believe that we need minimum proceeds of approximately $50,000 from this offering. We believe that $50,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next six months. Moreover, we hope to raise $200,000, which would allow us to implement our business plan to the full extent that we envision. There is no minimum offering amount for this offering and, because there is no escrow or similar account, our officers and directors will have immediate access to offering proceeds.  In addition, our available funds will not fund our activities for the next twelve months. As of  September 12, 2012 , our current cash on hand is approximately $1,963. Our current monthly burn rate is approximately $500 per month. Based on our current burn rate, we will run out of funds in December 2012 without additional capital and assuming we do not generate any revenues during that period. If we fail to raise sufficient funds in this offering, investors may lose their entire cash investment.

We anticipate that we may need to raise additional capital to market our products and services. Our failure to raise additional capital will significantly affect our ability to fund our proposed marketing activities.

We are currently not engaged in any sophisticated marketing program to market our services because we lack sufficient capital and revenues to fund the expenditure. We need to raise at least $50,000 to pay for the costs of this offering and fund our proposed business activities for the next six months. We believe that $100,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next twelve months. We believe that we will need to raise $200,000 in this offering to fully implement our business plans. However, we may need to spend more funds on marketing and promotion than we have initially estimated. Therefore, if we need additional funds, we will need to raise additional capital in addition to the funds raised in this offering. We do not know if we will be able to acquire additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our sales and marketing activities.

Our business may not prove to be a viable business model.

Our business model for delivering information and entertainment over the Internet is unproven, and we have only recently launched our efforts to develop a business centered on this model. It is too early to predict whether consumers will accept, and use our products on a regular basis, in significant numbers, and participate in our online community. Our products may fail to attract significant numbers of users, or, may not be able to retain the usership that it attracts, and, in either case, we may fail to develop a viable business model for our online community. In addition, we expect a significant portion of the content that we will provide to be available for free. If we are unable to successfully monetize the use of our content, either through advertising or fees for use, we may not be able to generate sufficient revenues.

We may not have sufficient financial resources to fund our operations if the offering is substantially undersold.

There is no minimum offering amount for this offering. We may not sell any or all of the offered shares. If the offering is substantially undersold, investors may lose their entire investment because we will not have sufficient capital to fund our operations. If we do not sell all of the offered shares, we may also be forced to limit any proposed business activities, which will hinder our ability to generate revenues.

Investors in this offering will suffer immediate and substantial dilution of their investment because they will provide 91% of the capital for a 71.4% equity interest in the company.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Our existing shareholders have paid considerably less than the amount to be paid for the common stock in this offering. As a result, assuming an initial public offering price of $0.04 per share, investors purchasing common stock in this offering will incur immediate dilution of $0.031 in pro forma net tangible book value per share of common stock as of September 12, 2012 if all of the offered shares are sold.  To the extent that we rely upon additional equity financing to implement our plan of operation in the future, investors in this offering will be further diluted.

We may not realize sufficient proceeds from this offering to implement our business plan, as we are offering shares on direct participation basis, rather than using the experience of a dealer-broker .

We are offering shares on a direct participation basis. No individual, firm, or corporation has agreed to purchase any of the offered Shares. We cannot guarantee that any or all of the shares will be sold. We do not plan to use a dealer-broker, even though a dealer-broker may have more experience, resources and contacts to more effectively achieve the sale of shares. A delay in the sale of the shares in this offering can be expected to cause a similar delay in the implementation of our business plan.

Our officers and directors are engaged in other activities that could conflict with our interests. Therefore, our officers and directors may not devote sufficient time to our affairs, which may affect our ability to conduct marketing activities and generate revenues.

The individuals serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. As a result, conflicts of interest between us and the other activities of those entities may occur from time to time, in that our officers and director shall have conflicts of interest in allocating time, services, and functions between the other business ventures in which they may be or become involved and our affairs.  Alexander Farquharson works as a part-time self employed tennis coach and Daniel Martinez works for Ready Clerk Ltd and they operate Energizer Tennis Inc. on a part time basis.  As a result, Mr. Farquharson and Mr. Martinez may have a potential conflict of interest with existing clients or Ready Clerk Ltd in allocating time to the activities of Energizer Tennis Inc.  We do not believe there is a conflict of interest with existing clients or Ready Clerk Ltd for the presentation of business opportunities because Energizer Tennis Inc. focuses on a business area that existing clients and Ready Clerk Ltd do not offer or have the capability/equipment to handle.

We depend on the efforts and abilities of our officers.

We currently have only two officers, Alexander Farquharson and Daniel Martinez, who are also our only employees.  Mr. Farquharson currently devotes approximately 12 hours per week to our business.  Mr. Martinez currently devotes approximately 6 hours per week to our business. Outside demands on our officers’ time may prevent each of them from devoting sufficient time to our operations.   The interruption of the services of our management could significantly hinder our operations, profits and future development, if suitable replacements are not promptly obtained.  We do not currently have any executive compensation agreements. We cannot guarantee that our management will remain with us.

The demands on our officers will increase because of our status as a public company.

Our two officers, Alexander Farquharson and Daniel Martinez , both have limited experience in managing a public company, which may impact our ability to meet our financial and business objectives as potential investors may not want to invest in a company whose management has limited public company experience. The interruption of the services of our management could significantly hinder our operations, profits and future development, if suitable replacements are not promptly obtained.  We do not currently have any executive compensation agreements. We cannot guarantee that our management will remain with us.

The costs to meet our reporting requirements as a public company subject to the Exchange Act of ’34 will be substantial and may result in us having insufficient funds to operate our business.

We will incur ongoing expenses associated with professional fees for accounting and legal expenses associated with being a public company. We estimate that these costs will range up to $25,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.  Those obligations will reduce and possibly eliminate our ability and resources to fund our operations and may prevent us from meeting our normal business obligations.

We rely on the services of third parties for material aspects of our operations, including web design, application development and film production.  If these service providers experiences operational difficulties or disruptions, our business could be adversely affected.

We rely on third party service providers to design and produce our website, iPhone/iPad applications and films.  We do not control the operation of these providers.  We do not have written agreements with any of these third party service providers and they may be terminated with little or no notice.  If any of these third party service providers terminate its relationship with us, or do not provide an adequate level of service, it would be disruptive to our business as we seek to replace the service provider or remedy the inadequate level of service. This disruption could adversely affect our operating results.

Our auditors have questioned our ability to continue operations as a “going concern.” Investors may lose all of their investment if we are unable to continue operations and generate revenues.

Our auditors have noted that we have no significant revenues from operations, that we have not emerged from the development stage, and that we are requiring traditional financing or equity funding to commence our operating plan.  These reasons have led our auditors to express substantial doubt regarding our ability to continue as a going concern.  If we are unable to obtain adequate capital, we may be forced to cease operations.

Our products and services are discretionary in nature and dependent upon current economic conditions.

Our products and services are directly related to the tennis industry and tennis-related spending is generally discretionary in nature.  During economic downturns, the tennis industry is negatively affected because potential consumers tend to respond to weak economic conditions by reducing their tennis-related budgets.  Accordingly, our ability to generate revenues is dependent on national, regional and international economic conditions. A lasting economic recession or weak recovery such as the recent recession and recovery could negatively affect our business, financial position and operating results.  In addition, consumers may be inclined to utilize other tennis-related resources that are available for free elsewhere on the Internet rather than ours.

Risks related to owning our common stock:

We arbitrarily determined the offering price of the shares of common stock. Therefore, investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares.

The offering price of the shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have only generated minimal revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and may grant voting powers, rights and preference that differ from or may be superior to those of the registered shares.

Our articles of incorporation allow us to issue 10,000,000 shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our officers, directors and principal shareholders control our operations and matters requiring shareholder approval.

Our officers, directors and principal shareholders, own 100% of our outstanding shares of common stock. Even if all the offered shares are sold, they will still own 50% of our outstanding shares of common stock.  As a result, they will have the ability to control or significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow them to control the future course of the company. They do not intend to purchase any of the shares in this offering.

Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future.  Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

Because we may be subject to the “penny stock” rules, the level of trading activity in our stock may be reduced which may make it difficult for investors to sell their shares.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.  Penny stocks generally are equity securities with a price of less than $5.00 per share.  The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. Our common stock is not listed or quoted on any exchange or market.  We hope to have our common stock quoted on the Over the Counter Bulletin Board and OTCQB although we do not have any current plans in place to have our common stock quoted. We cannot guarantee that our common stock will be quoted on the Over the Counter Bulletin Board or OTCQB. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.  Factors such as announcements of new services by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Because we elected to take advantage of the extended transition period for complying with new or revised financial accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates.  As a result, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may suffer.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if we become a large accelerated filer, which is a company with a public float of at least $700 million.

Investors may have difficulty serving or enforcing judgments because our principal place of business is located outside the United States.

Although we are incorporated in Nevada, our principal place of business and all of our assets are located in the United Kingdom.  In the past, some United States plaintiffs and/or judgment creditors have found it difficult to serve or enforce United States court orders and/or judgments in the United Kingdom.  We can make no assurance that any shareholder or creditor who obtains a judgment or order against us, in Nevada or any other United States jurisdiction will be able to successfully enforce that judgment or order.

We do not intend to register the shares being offered under any state blue sky laws, which may limit resales by purchasers in this offering.

Because the shares in this offering have not been registered under state blue sky laws and we have no current plans to register or qualify our shares in any state in the United States, there may be significant resale restrictions on investors to resell the shares purchased in this offering. Such resale restrictions may make it difficult for investor to sell their shares and may impact whether an active secondary market for our common stock will develop if our common stock becomes eligible for quotation on the Over the Counter Bulletin Board or OTCQB. Accordingly, investors should consider any potential secondary market for our securities to be a limited one.

 Forward Looking Statements

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” or “should,” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the costs and effectiveness of our operating strategy.  Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds

We will receive up to $200,000 if all of the shares of common stock offered by us at $0.04 per share are purchased. We cannot guarantee that we will sell any or all of the shares being offered by us.  This is a best efforts offering with no minimum offering amount.
The table below estimates our use of proceeds, in order of priority, given the varying levels of success of the offering.

Offered Shares Sold	Offering Proceeds	Approximate Offering Expenses (1)	Total Net Offering Proceeds	Principal Uses of Net Proceeds
1,250,000 shares (25%)	$50,000	$25,000	$25,000	Rent/Office Expenses: $0 Computer Equipment: $2,000 Website Development: $10,000 Employees/Contractors: $5,000 Marketing/Printing: $6,000 Working Capital: $ 2,000
2,500,000 shares (50%)	$100,000	$25,000	$75,000	Rent/Office Expenses: $0 Computer Equipment: $4,500 Website Development: $28,750 Employees/Contractors: $23,750 Marketing/Printing: $13,500 Working Capital: $4,500
3,750,000 shares (75%)	$150,000	$25,000	$125,000	Rent/Office Expenses: $0 Computer Equipment: $7,000 Website Development: $47,500 Employees/Contractors: $42,500 Marketing/Printing: $21,000 Working Capital: $7,000
5,000,000 shares (maximum)	$200,000	$25,000	$175,000	Rent/Office Expenses: $4,000 Computer Equipment: $7,000 Website Development: $60,000 Employees/Contractors: $55,000 Marketing/Printing: $39,000 Working Capital: $10,000
(1) Offering expenses have been rounded to $25,000.

Working capital will be used to pay general and administrative expenses, legal expenses, accounting expenses and public company reporting costs for the next twelve months. Our anticipated post-offering burn rate of $8,000 per month includes our anticipated public company reporting costs of $25,000 per year.  Those expenses may increase if we are able to grow our operations and marketing activities.  Marketing expenses primarily include costs associated with travel and entertainment expenses and development, preparation and printing of marketing materials.  Funds projected above allocated to the hiring of employees and independent contractors, are those who would be engaged to help conduct our business operations, and exclude compensation that would be paid to our officers.  The funds from this offering will not be used to pay our officers for any services related to activities undertaken to further the success of this offering, whether provided prior to, during, or subsequent to the offering.  None of the proceeds will be used to reimburse the expenses that were contributed by our president including office rent.

Determination of Offering Price

Factors Used to Determine Share Price.  The offering price of the 5,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share.  Additionally, because we have no significant operating history and have only generated limited revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

Dilution

We intend to sell 5,000,000 shares of our common stock. We were initially capitalized by the sale of our common stock. The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the price per share. The table assumes all 5,000,000 shares of common stock will be sold. The founding shareholders are Alexander Farquharson and Daniel Martinez.

	Shares Issued		Total Consideration		Price Per Share
	Number	Percent	Amount	Percent
Alexander Farquharson (1)	1,000,000 Shares	14.3%	$10,000	4.5%	$0.01
Daniel Martinez (2)	1,000,000 Shares	14.3%	$10,000	4.5%	$0.01
Purchasers of Shares	5,000,000 Shares	71.4%	$200,000	91%	$0.04
Total	7,000,000 Shares	100%	$220,000	100%

(1)   Alexander Farquharson was issued 1,000,000 shares of our common stock in exchange for $10,000, or $0.01 per share.
(2)   Daniel Martinez was issued 1,000,000 shares of our common stock in exchange for $10,000, or $0.01 per share.

The following table sets forth the difference between the offering price of the shares of our common stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that 100%, 75%, 50% and 25% of the offered shares are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of  July 31, 2012 .  Totals may vary due to rounding.

	100% of offered shares are sold	75% of offered shares are sold	50% of offered shares are sold	25% of offered shares are sold
Offering Price	$0.04 per share	$0.04 per share	$0.04 per share	$0.04 per share
Net tangible book value at 07/31/2012	$0.008 per share	$0.008 per share	$0.008 per share	$0.008 per share
Net tangible book value after giving effect to the offering	$0.031 per share	$0.029 per share	$0.026 per share	$0.020 per share
Increase in net tangible book value per share attributable to cash payments made by new investors	$0.023 per share	$0.021 per share	$0.018 per share	$0.012 per share
Per Share Dilution to New Investors	$0.017 per share	$0.019 per share	$0.022 per share	$0.028 per share
Percent Dilution to New Investors	42.5%	47.5%	55%	70%

Selling Security Holders

There are no selling security holders in this offering.

Plan of Distribution

We are offering for sale 5,000,000 shares of our common stock in a direct public offering on a best efforts basis with no minimum.  There is no minimum amount that must be sold, and we will receive any proceeds from this offering immediately upon the acceptance of subscription agreements we receive.   We maintain the right to accept or reject subscriptions in whole or in part for any reason or for no reason. We will accept or reject any subscription agreement within ten days of receipt, and any checks submitted with rejected subscription agreements will be returned promptly.

We have not conducted any discussions or negotiations for the sale of all or any portion of those 5,000,000 shares of our common stock. There is no minimum number of shares that must be purchased by each prospective purchaser and the maximum number of shares we will sell is 5,000,000. We will not pay any commissions or other fees, directly or indirectly to any person or firm in connection with solicitation of sales of the common stock.  We will not conduct any aspect of this offering online, nor is any such online offering contemplated. This offering will terminate 180 days following the effective date of this registration statement, and will not be extended.

Our officers and directors do not have any agreements or plans to purchase any shares in this offering.  They will participate in the offer and sale of our shares of common stock, and rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  Although both Mr. Farquharson and Mr. Martinez are associated persons of the company as that term is defined in Rule 3a4-l under the Exchange Act, both Mr. Farquharson and Mr. Martinez believe they will not be deemed to be a broker for the following reasons:

•	each are not subject to a statutory disqualification as that term is defined in Section 3(a) (39) of the Exchange Act at the time of his participation in the sale of our securities.
•
each will not be compensated for their participation in the sale of company securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

•	each is not an associated person of a broker or dealer at the time of participation in the sale of company securities.

Mr. Farquharson and Mr. Martinez will restrict their participation to the following activities:

•
preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; provided, however, that the content of such communication is approved by a partner, officer or director of the issuer;

•
responding to inquiries of potential purchasers in communication initiated by the potential purchasers, provided, however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

•	performing executive and clerical work involved in effecting any transaction.

We have not retained a broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, an amendment to the registration statement will be filed.

The shares of common stock being offered by us have not been registered for sale under the securities laws of any state as of the date of this prospectus. W e have no current plans to register or qualify our shares in any state in the United States. The shares will be offered in foreign jurisdictions where registration is not required.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons

Executive Officers and Directors. Our directors and principal executive officers are specified on the following table:

Name	Age	Position
Alexander Farquharson	28	Chief Executive Officer, President, Secretary and a director
Daniel Martinez	29	Chief Financial Officer, Treasurer and a director

Alexander Farquharson. Mr. Farquharson has been our President, Secretary, and a director since our inception. Mr. Farquharson has worked as a self employed tennis coach from July 2012 to present.  Prior to this he worked for Tennis 360 Academy , a performance tennis coaching company in Dubai, from June 2011 to June 2012. He specializes in all aspects of player coaching, physical training and competition preparation. Mr. Farquharson has been a world ranked tennis player. He currently coaches Tom Farquharson, a former Wimbledon Boys' Doubles Champion and Association of Tennis Professionals (ATP) world ranked player. Prior to this Mr. Farquharson was on tour coaching a French female player who competed on the Women’s Tennis Association’s (WTA). During his time with her he was able to improve her WTA world ranking from 990 to 510.  Mr. Farquharson received a scholarship to University of Texas at Arlington where he obtained a BSc in Exercise Science in 2008. He then achieved an MSc in Human Performance from Brunel University, London, UK. He has also successfully completed coaching qualifications from Britain’s national tennis governing body, the Lawn Tennis Association (LTA), and the global Professional Tennis Registry (PTR). Additionally, Mr. Farquharson holds the Certified Strength and Conditioning Specialists (CSCSs), the only strength training and conditioning certification to be nationally accredited by the National Commission for Certifying Agencies (NCCA).  Mr. Farquharson also has a diploma in Sports Massage Therapy from the London-based global organization ITEC.  Mr. Farquharson is fluent in English and French.

We believe that Mr.  Farquharson’s 20 years of experience in the tennis industry have provided him with the necessary attributes and skills which make him suitable to serve as our director. Moreover, our current ownership structure is such that Mr. Farquharson currently owns 50% of our issued and outstanding shares, which we believe makes Mr. Farquharson suitable to oversee our operations and protect his interests as a shareholder.

Daniel Martinez. Mr. Martinez has been our Chief Financial Officer, Treasurer, and a director since our inception. Mr. Martinez has worked for Ready Clerk Ltd, a financial services company based in London, from April 2010 to present.   He specializes in preparing, reviewing and evaluating financial statements, notes and related disclosures. Prior to this, Mr. Martinez was a tax consultant with a Tax Specialist Company in Nottingham, UK, from December 2008 to April 2010 where he assisted successful businesses and entrepreneurs in maximizing their tax efficiency by providing a personalized approach and tailored solutions, focused entirely upon the client’s needs.  From October 2006 to December 2008 Mr. Martinez was an assistant consultant with PricewaterhouseCoopers LLP, UK, where he specialized in providing tax and accounting solutions to small cap companies, entrepreneurs and private clients. Mr. Martinez has been a member of the Institute of Chartered Accountant in England and Wales since 2010 and an associate of the institute since 2006. Prior to that, he obtained an MA in Corporate Strategy (Merit) and Governance and a BS Honors, Operations Management in 2006 and 2005 respectively from the University of Nottingham.  Mr. Martinez is fluent in English, French, and Spanish.

We believe that  Mr. Martinez’s10 years of experience in the business development and accounting industry have provided him with the necessary attributes and skills, which make him suitable to serve as our director. Moreover, our current ownership structure is such that Mr. Martinez currently owns 50% of our issued and outstanding shares, which we believe makes Mr. Martinez suitable to oversee our operations and protect his interests as a shareholder.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected.   All officers are appointed annually by the board of directors and, subject to employment agreements (which do not currently exist) serve at the discretion of the board. Currently, our directors receive no compensation.

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of  September 12, 2012 , by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class if No Shares are Sold	Percent of Class if 2,500,000 Shares are Sold	Percent of Class if 5,000,000 Shares are Sold
Common Stock	Alexander Farquharson Suite 3, 219 Bow Road Docklands, London E3 2SJ, United Kingdom	1,000,000 shares, President, CEO, Secretary, Director	50%	22.2%	14.3%
Common Stock	Daniel Martinez Suite 3, 219 Bow Road Docklands, London E3 2SJ, United Kingdom	1,000,000 shares, CFO, Treasurer, Director	50%	22.2%	14.3%
Common Stock	All directors and named executive officers as a group	2,000,000 shares	100%	44.4%	28.6%

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.   Our management is not aware of any arrangements which may result in a change in control.

Committees. Our Board of Directors does not currently have a compensation committee or nominating and corporate governance committee because, due to the Board of Director’s composition and our relatively limited operations, the Board of Directors believes it is able to effectively manage the issues normally considered by such committees. Our Board of Directors may undertake a review of the need for these committees in the future.

Audit Committee and Financial Expert. Presently, the Board of Directors acts as the audit committee. The Board of Directors does not have an audit committee financial expert. The Board of Directors has not yet recruited an audit committee financial expert to join the board of directors because we have only recently commenced a significant level of financial operations.

Code of Ethics. We do not currently have a Code of Ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics.

Description of Securities

We were authorized to issue 100,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.  As of September 12, 2012 , 2,000,000 shares of our common stock were issued and outstanding.  No shares of our preferred stock are issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy . We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors.

Preferred Stock. We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control.

Interest of Named Experts and Counsel

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Article Twelve of our Articles of Incorporation provides, among other things, corporation shall indemnify any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she is:

•	is or was a director or officer of the corporation or
•
is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada Revised Statutes, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article Twelve with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation.

Article Thirteen of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Section Ten of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless as provided under the Nevada Revised Statutes, the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders as provided.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization within Last Five Years

Transactions with Promoters. Both Alexander Farquharson and Daniel Martinez were our promoters.  Mr. Farquharson serves as our President, Chief Executive Officer, Secretary and a director and Mr. Martinez serves as our Chief Financial Officer, Treasurer and a director. In June 2011, we issued 1,000,000 shares of our common stock to Mr. Farquharson, one of our founders and our officer and director at inception and 1,000,000 shares of our common stock to Mr. Martinez, one of our founders and our officer and director at inception. Those shares were issued in exchange for $20,000, or $0.01 per share.

Description of Business

Our Background. We were incorporated in Nevada on June 16, 2011.

Our Business.  We are a development stage company specializing in providing expert advice for tennis players of every level through an informative website containing a host of relevant information and professional instructional high definition videos.

Our business includes creating, developing and selling, tennis instructional videos to our customers and other interested parties. Our website (www.energizertennis.com) provides expert advice on technique, strategy and game craft, physical preparation training, nutrition advice and injury-prevention guidelines. The objective is to create an online resource where players can access professional and accurate information and video instruction with the option to have their own game analyzed.

The videos have been developed as a series with each video focusing on specific issues including ground-strokes, serve and return, net play, movement on court, racket stringing, singles and doubles tactics, fitness sessions, advanced tactics, shot recognition, physical testing and training, speed/agility, coordination, fitness games in addition to playing on different surfaces.

Registered members currently have access to free tennis videos, expert advice, interactive forums, tournament reviews, and our blog.  Premium members currently pay an annual subscription fee of $5.99 to access additional resources including an iPhone/iPad application and a wider selection of high definition videos.  Separately, we sell a downloadable iPhone/iPad application called “ETennis” on Apple iTunes, which contains all our videos and can be viewed on court while playing/learning. We have generated very limited sales to date.  As of September 12, 2012 , we have sold one premium membership.  We may have sold the “ETennis” application through iTunes, our digital vendor. However, iTunes does not release funds until 40 applications are sold.  We have not yet actively marketed the premium membership.  We intend to allocate funds raised in this offering to marketing, which we hope will lead to increased sales.

In the future, we intend to further develop our existing website and iPhone/iPad applications to include more material and other functions such as player finder, progress tracker, and online coaching.

Our management has over 20 years of experience in the tennis industry, including experience in coaching and playing to an international standard. Our management also has over 10 years of experience in business development and accounting.

Filming and production costs are approximately $85 per video. This varies on the complexity and duration of videos, in addition to the amount of editing required. We currently charge $5.99 for access to the videos both on the website via a premium membership and a downloadable application called “ETennis” from the Apple iTunes store. Pricing has been determined on what management believes is a fair price for an application of this quality, functionality and genre. A competing application, “Tennis for everyone,” is a text-based instructional tennis application currently sold for $0.99. Based on management’s estimates, we believe that our application is in line with other market rates for similar video based instructional content applications. We believe that applications are price sensitive products and customers are only prepared to spend a certain amount of their disposable income on an application, particularly when they can only view a limited number of free sample videos prior to purchase. We developed a free version of the application called “EnergizerT” that will allow people to view up to five free sample videos which we hope will appeal to those customers that do not want to buy the premium version.

We have expended approximately $13,000 to date to develop our website.  Our website currently has text content compiled by Mr. Farquharson covering tennis equipment, how to find a club, technique, scoring, tactics, terms and tennis slang, tournaments, goal setting, college tennis, tennis programs and more. It also has tournament reviews written by players on tour, a blog written by Mr. Farquharson, a forum where members can discuss certain topics and ask questions. The site currently also has 60 videos focusing on specific issues including: ground-strokes, serve and return, net play, movement on court, racket stringing, singles and doubles tactics, fitness sessions, advanced tactics, shot recognition, physical testing and training, speed/agility, coordination, fitness games in addition to playing on different surfaces.  We plan to expand this functionality with the proceeds of this offering as discussed below.

During the next three to six months, our primary objective is to raise funds in this offering and increases our revenues from operations. We believe that the size of our operation will vary depending on the amount of funds we are able to raise in this offering. Over the next twelve months, we believe we can leverage the relationships we have built with our customers to grow beyond our current operations and provide more services through our website and apps. Depending on the amount on funds raised in the offering, we also intend to conduct the following business activities:

●
Developing the website and apps to offer distance coaching through the analysis of customer submitted videos will require $20,000 to develop and integrate this function into the website due to the technical programming, server capacity and bandwidth required. The development of this function will take approximately 3-6 months and will involve programming, testing, analyzing and promotion. Our ability to add this function to the website is contingent upon raising 50% to 100% of the offering proceeds.

●
Developing the website and apps to offer online player management tools including tournament programming and scheduling, nutrition programs, injury prevention booklets and so forth will require $15,000 to develop and integrate this function into the website due to the technical programming, copywriting and contractors time involved. The development of this function will take approximately 6 months and will involve research, copywriting, referencing, programming, testing, analyzing and promotion. Our ability to add this function to the website is contingent upon raising 50% to 100% of the offering proceeds.

●
Offering tennis coaching and player and tournament management are currently offered by Mr. Farquharson, but we would require working capital of around $6,000 to employ other qualified coaches to undertake the tour management aspect of the service. We would expect to be able to offer this service within 1 month and our ability to add this function to the website and effectively promote it is contingent upon raising 25% of the offering proceeds.

●
Arranging tennis holidays including coaching, analysis, court time, access to gymnasiums will require $2,000 to further develop and integrate this function into the website. The development of this function is currently taking place and will take approximately 1 month to be completed. Our ability to add this function to the website and effectively promote it is contingent upon raising 25% of the offering proceeds.

●
Developing a range of branded sports clothing bearing the company logo will initially require $10,000 to design develop a suitable range and integrate a shopping basket function to the website. The design and development of the clothing is currently taking place. We expect changes to the website to take approximately 1 month and our ability to manufacture the clothing, add a shopping cart function to the website and effectively promote it is contingent upon raising 50% of the offering proceeds.

●
Increasing website hits sufficiently to be able to offer advertising space to tennis product manufacturers on the website will require $10,000 to effectively promote the website through targeted advertising, features in magazine and prize giveaways in addition to social media networks and country specific and global tennis associations. We expect a 3 month summer campaign would allow us to increase website traffic to a level where offering advertising space would be feasible. We estimate that we will need website traffic of 500 to 1,000 hits per day in order be sufficient to offer advertising space.  We believe that we will be able to generate this amount of traffic by the end of a three month advertising campaign because we plan on using offering proceeds to purchase an advertising campaign on www.tenniseurope.org , which would cost approximately $3,100 and would give us approximately 2,250,000 page impressions on its site.   Page impressions are the number of times a web site has been accessed or viewed by a user.  Page impressions of our website on www.tenniseurope.org  are significant because they generate increased traffic to our website, which will create exposure to our company and products.   During 2011, www.tenniseurope.org averaged 4,600,000 page views per month from an average of 500,000 visitors per month.  If the advertising campaign delivers 5% of its average monthly traffic, it will result in 25,000 visitors a month to our website, resulting in approximately 830 hits per day.   We hope that our advertising campaign will attract 5% of the traffic to www.tenniseurope.org because visitors of www.tenniseurope.org  have a specific interest in tennis. Although we cannot guarantee our proposed advertising campaign will generate a specific number of hits, we believe that it is reasonable to expect that approximately 5% of these visitors will be interested in learning more about our products because we target the same demographic.  Additionally, we intend to generate increased traffic through targeted advertising using Google Adwords, as well as advertising in other magazines in the United States, the United Kingdom, Europe, and worldwide.   Effectively promoting the website would be dependent upon raising 25% to 50% of the offering proceeds.

●
Developing the website and videos to be able offer them in multiple languages will initially require $70,000 to either translate or re-record the existing videos we have and translate the website content into multiple languages. The website would have to design and development of the clothing is currently taking place. We expect changes to the website and video   content to take approximately 3-6 month and our ability to develop the site and accurately translate all the material to 3 different languages is contingent upon raising 100% of the offering proceeds.

Our ability to pursue our planned activities is contingent on our ability to raise funds in this offering. If we do not raise sufficient funds in this offering, then we may not be able to implement our business strategy in the timeframe or manner we have envisioned.

Our Target Markets and Marketing Strategy.   We believe that our primary target market consists of tennis players and parents from around the globe that desire to improve their children’s tennis abilities.  Our marketing strategy is to promote our services and products and attract businesses to us.  Our marketing initiatives will include:

●	Offering free introductory videos on social networking and video sharing websites such as YouTube, Vimeo and Facebook;
●	Promotion through advertisements in tennis magazines and tournament sponsorships; and
●	Organizing competitions with free prizes offered through magazine articles.

We intend to run a marketing campaign designed to attract our target market for an initial period of 3 months to coincide with major tennis tournaments when we believe the sport’s profile is at its highest. We intend to advertise in tennis websites in Dubai, France, Spain, UK and the US initially. The primary advantage of website advertising is that it allows us to specifically target tennis players and parents interested in tennis. The cost of such advertising is a potential drawback and the fact that it might not adequately attract beginners, as some of our videos/information are aimed at beginners who may not purchase tennis magazines or visit tennis specific websites. For this reason, we also intend to advertise through social media networks such as Facebook and offer certain free sample videos on Youtube and Vimeo. Additionally, we plan to create a targeted advertising campaign using Google Adwords.  Google Adwords allows companies like ours to advertise to a targeted audience who have entered certain keywords when running a search on Google. When the keywords are triggered, an advertisement for our company will appear next to the search results. Google will only charge the advertiser when the user clicks on the advertisement.  Google Adwords can be targeted to users from a specific geographic location.  The advertisements are short, consisting of one headline with 25 characters of text and two additional lines consisting of 35 characters of text each.  We hope that increased marketing and customer awareness will result in increased iPhone, iPad app sales in addition to increase website subscriptions. New functions to the website to be added post the offering will also generate several other revenue streams to the business. The extent of the budget available will depend on the offering proceeds raised, as follows:

●
25% of the offering proceeds will allow for a $6,000 campaign and would be budgeted for a three month campaign on www.tenniseurope.org or a similar website and a targeted advertising using Google Adwords at a rate of approximately $30 per day which would allow us to bid on lower quality keywords with medium frequency ;

●
50% of the offering proceeds will allow for a $13,500 campaign and would be budgeted for a three month campaign on www.tenniseurope.org or a similar website, two advertisements in tennis magazines, and a targeted advertising using Google Adwords at a rate of approximately $60 per day which would allow us to bid on medium quality keywords with medium frequency ;

●
75% of the offering proceeds will allow for a $21,000 campaign and would be budgeted for a three month campaign on www.tenniseurope.org or a similar website, four advertisements in tennis magazines, and a targeted advertising using Google Adwords at a rate of approximately $90 per day which would allow us to bid on higher quality keywords with medium frequency ; and

●
100% of the offering proceeds will allow for a $39,000 campaign and would be budgeted for a six month campaign on www.tenniseurope.org or a similar website (or two three month campaigns, one on www.tenniseurope.org and one on different tennis website), eight advertisements in tennis magazines, and a targeted advertising using Google Adwords at a rate of approximately $140 per day which would allow us to bid on higher quality keywords with higher frequency .

Growth Strategy. Our objective is to become one of the dominant providers of online tennis coaching services to various individuals and entities. Our strategy is to develop relationships with our customers while providing a high level of personal service and innovation, which we believe will provide us with competitive advantage. Key elements of our strategy include:

●	Offering high quality, easy to follow videos;
●	Offering instruction through a range of media; and,
●	Constantly updating material to achieve and surpass best practice standards.

Progress will be measured in a number of ways, including:

●	Number of applications/memberships sold;
●	Number of website hits per day;
●	Length of website visits per day;
●	Number of weekly Youtube hits and Facebook ‘likes’ and positive ‘comments’;
●	Customer feedback and appraisals.

Our Website.   Our website is located at www.energizertennis.com and provides prospective customers with video lessons, information about our services and the company along with our contact information. As of September 12, 2012 , our website received approximately 140 monthly hits.

Our Competition. The online tennis coaching industry is highly competitive. We compete with a variety of companies, many of which have greater financial and other resources than us, or are subsidiaries or divisions of larger organizations. In particular, the industry is characterized by a small number of large, dominant organizations that perform related services.

The major competitive factors in our business are the timeliness and quality of customer service, the quality of finished products and price. Our ability to compete effectively in providing customer service and quality finished products depends primarily on the level of training of our staff, the utilization of computer software and equipment and the ability to perform the services with speed and accuracy. We believe we compete effectively in all of these areas.

Many of our competitors have substantially greater financial, technical, managerial, marketing and other resources than we do and they may compete more effectively than we can. If our competitors offer services at lower prices than we do, we may have to lower the prices we charge, which will adversely affect our results of operations.  Furthermore, many of our competitors are able to obtain more experienced employees than we can.

Our Industry. The sports and recreation instruction industry is large and highly fragmented with approximately 12,253 businesses reported in the 2010 United States Department of Labor Bureau of Labor Statistics Census of Establishments, Employment and Wages. In 2010, there were about 76,256 people employed within the industry with nearly $1.2 billion in annual payroll.

The tennis industry has seen significant growth in the past few years.  The National Sporting Goods Association (“NSGA”) reports that in 2011, 13.1 million people played tennis, which represents a 7% increase in participation from 2010.  Additionally, the NSGA reports that in 2010, $416,700,000 was spent on tennis equipment which was up from $368,000,000 in 2009.  NSGA projected that $425,000,000 would be spent on tennis equipment in 2011.  Actual 2011 numbers are not yet available to us. We believe that the growth in the market for tennis equipment is a positive indicator of the growth of the tennis industry and the interest in tennis.  As such, we believe that as the market for tennis equipment grows, the market for our potential advertisers and subscribers for tennis-related content will grow as well.

The market for advertiser-supported and subscription-based internet content varies greatly by industry, content and price.  The marketing strategies described above are designed to implement a viable business model by increasing exposure to our free products and services, which will build our customer base and create interest in our premium content.

Government Regulation . We are also subject to federal, state and local laws and regulations generally applied to businesses, such as payroll taxes on the state and federal levels. We believe that we are in conformity with all applicable laws in the United States and United Kingdom.

Our Research and Development.   We are not currently conducting any research and development activities, other than the development of our website.  We do not anticipate conducting such activities in the near future.

Intellectual Property. We do not presently own any copyrights, patents, trademarks, licenses, concessions or royalties, and we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable.

We own the Internet domain name www.energizertennis.com . Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Insurance. We currently do not maintain any insurance.

Employees. As of September 12, 2012 , we have no employees other than our two officers. We anticipate that we will be using the services of independent contractors as consultants to support our expansion and business development. We are not a party to any employment agreements.

Facilities. Our executive, administrative and operating offices are located at Suite 3, 219 Bow Road, Docklands, London E3 2SJ, United Kingdom.   We lease approximately 200 square feet of office space from Mr. Farquharson at $300 per month.   We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

Legal Proceedings . There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Emerging Growth Company.   We are an “emerging growth company” under the JOBS Act and will be subject to reduced public company reporting requirements. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if we become a large accelerated filer, which is a company with a public float of at least $700 million.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies and Estimates.  Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this prospectus.

We are an “emerging growth company” under the JOBS Act and will be subject to reduced public company reporting requirements.   We also anticpate that we will be a “smaller reporting company” which also benefit from certain exemptions from various reporting requirements that are applicable to other larger public companies.  Those exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We anticipate that we will remain a “smaller reporting company” for the foreseeable future.

Because we elected to take advantage of the extended transition period for complying with new or revised financial accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates .  We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if we become a large accelerated filer, which generally is a company with a public float of at least $700 million.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Overview.   On June 16, 2011, Energizer Tennis Inc. was incorporated in the State of Nevada.  We are a development stage company specializing in providing expert advice for tennis players of every level through an informative web-site containing a host of relevant information and professional instructional high definition videos.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements for the quarter ended July 31, 2012, together with notes thereto, and our financial statements for the period from June 16, 2011 (inception) to April 30, 2012, together with notes thereto, which are included in this Registration Statement on Form S-1.

For the three months ended July 31, 2012.

Results of Operations.

Revenues. We had no revenues or profits for the three months ended July 31, 2012.  We expect to generate more significant revenues as we continue operations and implement our business plan.

Operating Expenses. For the three months ended July 31, 2012, our total operating expenses were $15,786.  These expenses were attributable to depreciation and amortization of $632, general and administrative expenses of $4,360, and professional fees of $2,182. Our operating expenses were comprised of depreciation and amortization of $291, general and administrative expenses of $1,160, and professional fees of $14,335.  Our general and administrative expenses were primarily attributable to payments for office expenses and rent.  Our professional fees primarily consisted of legal and accounting fees associated with becoming a public company.

Net Loss.   For the three months ended July 31, 2012, our net loss was $15,786. We expect to continue to incur net losses for the foreseeable future related to the sale of our products and services until we generate significant revenue from sales.

For the period from June 16, 2011 (inception) to April 30, 2012.

Results of Operations.

Revenues. We had revenues of $48 for the ten months ended April 30, 2012.  We expect to generate more significant revenues as we continue operations and implement our business plan.

Costs of Revenues.   Our cost of goods sold was $2 for the ten months ended April 30, 2012.  Our cost of revenues for the ten months ended April 30, 2012, were comprised of merchant sales fees.

Gross Profit.   Our gross profit was $46 for the ten months ended April 30, 2012.

Operating Expenses. For the ten months ended April 30, 2012, our total operating expenses were $7,714.  These expenses were attributable to depreciation and amortization of $632, general and administrative expenses of $4,360, and professional fees of $2,182. Our general and administrative expenses were primarily attributable to payments for office expenses and rent.  Our professional fees primarily consisted of legal and accounting fees associated with corporate formation and fees associated with the regulatory compliance of becoming a public company.

Net Loss.   For the ten months ended April 30, 2012, our net loss was $7,127. We expect to continue to incur net losses for the foreseeable future related to the sale of our products and services until we generate significant revenue from sales.

Liquidity and Capital Resources.   On June 21, 2011, we issued 2,000,000 shares of common stock to our two founders in exchange for cash of $20,000, or $0.01 per share.  These proceeds are being used to pay for the development of our products, overhead expenses and working capital.

As of July 31, 2012 , we had liabilities of $14,335 which are comprised of accounts payable of $11,935 and advances from stockholders of $2,400 .

We expect to incur significant accounting and legal costs associated with being a public company. We expect that the legal and accounting costs of becoming a public company will continue to impact our liquidity and we may need to obtain funds to pay those expenses. We estimate that these costs will range up to $25,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.

During the next three to six months, our primary objective is to raise funds in this offering and increases our revenues from operations. We believe that the size of our operations may vary depending on the amount of funds we are able to raise in this offering.

At  July 31, 2012 , we had a cash balance of $1,963 . In the opinion of management, available funds are not sufficient to satisfy our working capital requirements for the next twelve months. Our current monthly burn rate is approximately $500 per month. Based on our current burn rate, we will run out of funds in  December 2012 without additional capital and assuming we do not generate any revenues during that period. We expect our burn rate to remain at approximately $8,000 per month after the offering is complete and if we raise at least $100,000. We believe that $48,000 will be sufficient to pay for the expenses of this offering and conduct our proposed business activities for the next six months. If we only raise $50,000 in this offering, then we will need to raise additional capital in order to continue operations and to implement our plan of operations for the next twelve months.

If we are unable to obtain additional financing, then we will need to rely solely on revenues to meet our working capital requirements. We cannot guarantee that we will obtain additional financing or generate sufficient revenues to meet our working capital requirements. Our failure to raise additional capital will negatively impact our business and, potentially, our ability to continue operations.  Accordingly, the notes to our financial statements for the quarter ended July 31, 2012 and for the ten months ended April 30, 2012 disclose uncertainty as to our ability to continue as a going concern.

We believe we will need to raise approximately $100,000 to pay for rent/office expenses, computer equipment, website development expenses, employees/contractors, marketing expenses, working capital and offering expenses for the next 12 months. In order to funds our operations for more than 12 months, we believe we will need to raise more than 50% of the offering. We believe that $150,000 will cover our expenses for at least the next 18 months. We believe that $200,000 will cover our expenses for at least the next 24 months.

Our ability to pursue our planned activities is contingent on our ability to raise funds in this offering as described below. If we do not raise sufficient funds in this offering, then we may not be able to implement our business strategy in the timeframe or manner we have envisioned.

Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors.  We intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers and directors. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we hope that our officers and directors will contribute funds to pay for our expenses to achieve our objectives over the next twelve months, although we cannot guarantee they will do so.  We have no formal or informal arrangement with any of our officers, directors or principal shareholders to advance funds to us.

We do not anticipate that we will purchase any significant equipment other than computer equipment if we raise the necessary funds in this offering. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors.

Off-Balance Sheet Arrangements.   We have no off-balance sheet arrangements.

Description of Property

Property held by us. We do not presently own any interests in real estate.

Our Facilities. Our executive, administrative and operating offices are located at Suite 3, 219 Bow Road,   Docklands, London E3 2SJ, United Kingdom.   We lease approximately 200 square feet of office space at $300 per month.   We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. For the period from June 16, 2011 (inception) to July 31, 2012 , we recorded a total rent expense of $4,040 .

Certain Relationships and Related Transactions

Related party transactions.

On June 21, 2011, we issued 1,000,000 shares of our common stock to Alexander Farquharson, our officer and director at inception.  These shares were issued in exchange for $10,000, or $0.01 per share.

On June 21, 2011, we issued 1,000,000 shares of our common stock to Daniel Martinez, our officer and director at inception.  These shares were issued in exchange for $10,000, or $0.01 per share.

We use office space with a value of $300 per month that is contributed in kind by Alexander Farquharson, our officer and director, based on an oral rental agreement. For the period from June 16, 2011 (inception) to July 31, 2012 , we recorded a total rent expense of $4,040.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

Market for Common Equity and Related Stockholder Matters

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service.   After our registration statement is declared effective, we will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission,   the public may read and copy any materials filed with the SEC at the Security and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

As of September 12, 2012 , there were two record holders of our common stock.

There are no outstanding shares of our common stock which can be currently sold pursuant to Rule 144.

There have been no cash dividends declared on our common stock.  Dividends are declared at the sole discretion of our Board of Directors.

Recent Sales of Unregistered Securities. There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On June 21, 2011, we issued 1,000,000 shares of our common stock to Alexander Farquharson, our officer and director at inception.  These shares were issued in exchange for $10,000, or $0.01 per share.  The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act.

On June 21, 2011, we issued 1,000,000 shares of our common stock to Daniel Martinez, our officer and director at inception.  These shares were issued in exchange for $10,000, or $0.01 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act.

Purchases of Equity Securities. None.

No Equity Compensation Plan. We do not have any securities authorized for issuance under any equity compensation plan.  We also do not have an equity compensation plan and do not plan to implement such a plan.

Penny stock regulation.   Shares of our common stock are subject to rules adopted the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and,
•	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

 Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and,
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation

Summary Compensation Table.   The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our principal executive officer and our other executive officers for the period from June 16, 2011 (inception) to April 30, 2012.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Period Ended April 30	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Alexander Farquharson, President, CEO, Secretary	2012	0	0	0	0	0	0	0	0
Daniel Martinez, CFO, Treasurer	2012	0	0	0	0	0	0	0	0

Employment Contracts and Termination of Employment. We do not anticipate that we will enter into any employment contracts with any of our employees. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement).

Stock Options/SAR Grants. No grants of stock options or stock appreciation rights were made since our date of incorporation on June 16, 2011.

Outstanding Equity Awards at Fiscal Year-end. As of April 30, 2012, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested
Alexander Farquharson, President, CEO, Secretary	0	0	0	0	N/A	0	0	0	0
Daniel Martinez, CFO, Treasurer	0	0	0	0	N/A	0	0	0	0

Long-Term Incentive Plans . There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers. We have no group life, health, hospitalization, or medical reimbursement or relocation plans in effect.

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our board of directors.

Financial Statements

Energizer Tennis Inc.
(A Development Stage Company)
Balance Sheet (unaudited)

	As of	As of
	July 31,	April 30,
	2012	2012
ASSETS

CURRENT ASSETS:
Cash	$1,963	$2,223

Total Current Assets	1,963	2,223

FIXED ASSETS
Intangibles- website development, net of accumulated amortization of $579 and $366 respectively.	12,595	12,808
Plant, Property, Equipment, net of accumulated depreciation of $344 and $266 respectively	904	981

Total Fixed Assets	13,499	13,789

TOTAL ASSETS	15,462	$16,013

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:	-	-
Accounts Payable	11,935	-
Advances from Stockholders	2,400	-
Total Liabilities	14,335	-

ENERGIZER TENNIS INC. STOCKHOLDERS DEFICIT:
Preferred stock, $.001 par value. Authorized 10,000,000 shares, 0 shares issued and outstanding.	-	-
Common stock, $.001 par value. Authorized 100,000,000 shares, 2,000,000 (Audited) shares issued and outstanding.	2,000	2,000
Additional Paid in Capital	22,040	21,140

Retained (deficit) during development stage	(22,913)	(7,127)
Total Energizer Tennis Inc. Stockholder's Equity	1,127	16,013
TOTAL LIABILITIES & EQUITY	15,462	$16,013

The accompanying notes are an integral part of these financial statements

Energizer Tennis Inc.
(A Development Stage Company)
Statements of Operations (unaudited)

			June 16, 2011
	Three Months	Three Months	(inception)
	Ended	Ended	through
	July 31,	July 31,	July 31,
	2012	2011	2012

Revenues
Revenues	$-	$-	$48

Cost of Goods Sold
Cost of Goods Sold	-	-	2

Gross Profit	-	-	46

General & Administrative Expenses
Depreciation and Amortization	291	-	923
General & Administrative Expenses	1,160	383	5,520
Professional Fees	14,335	-	16,517

Total General & Administrative Expenses	15,786	383	22,960

Operating loss	$(15,786)	(383)	(22,914)

Net loss	(15,786)	(383)	(22,914)

Loss per share
Basic	(0.01)	(0.00)	(0.01)
Diluted	(0.01)	(0.00)	(0.01)

Weighted average number of	2,000,000	-	-
common shares outstanding

The accompanying notes are an integral part of these financial statements

Energizer Tennis Inc.
(A Development Stage Company)
Statement of Changes in Equity (unaudited)

	Common Stock	Common Stock Amount	Additional Paid in Capital	Deficit Accumulated During Development Stage	Total

Balance, June 16, 2011	-	-	-	-	-

Stock Issued for cash on June 24, 2011	2,000,000	2,000	18,000	-	20,000
@ $0.01 per share

Contribution of facilities rent – related party			3,140	-	3,140

Net Loss, April 30, 2012				(7,127)	(7,127)

Balance, April 30, 2012	2,000,000	2,000	21,140	(7,127)	16,013

Contribution of facilities rent – related party			900	-	900

Net Loss, July 31, 2012				(15,786)	(15,786)

Balance, July 31, 2012	2,000,000	2,000	22,040	(22,914)	1,126

The accompanying notes are an integral part of these financial statements

Energizer Tennis Inc.
(A Development Stage Company)
Statement of Cash Flows (unaudited)

			June 16, 2011
	Three Months	Three Months	(inception)
	Ended	Ended	through
	Jul 31,	Jul 31,	Jul 31,
	2012	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(15,786)	$(383)	$(22,914)
Adjustments to reconcile Net Loss
to net cash provided by operations:
Depreciation and Amortization	291	-	923
Additional paid-in capital in exchange for facilities provided by related party	900	-	4,040
Increase/Decrease in accounts payable	11,935	-	11,935
Advances from Stockholders	2,400		2,400
Net cash used in Operating Activities	(260)	(383)	(3,616)

CASH FLOWS FROM INVESTING ACTIVITIES

Furniture and Equipment	-	-	(1,247)
Intangibles	-	-	(13,174)
Net cash used in Investing Activities	-	-	(14,421)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	-	20,000	20,000
Retained Earnings	-	-	-
Net cash provided by Financing Activities	-	20,000	20,000

Net cash increase for period	(260)	19,617	1,963

Cash at beginning of period	2,223	-	-

Cash at end of period	$1,963	19,617	$1,963

The accompanying notes are an integral part of these financial statements

NOTE 1 - BACKGROUND INFORMATION

Organization and Business

Energizer Tennis Inc. was incorporated on June 16, 2011 in the State of Nevada for the purpose of developing, producing and selling instructional tennis videos to the global tennis community. The videos are available to view or download online, either via our website or via iTunes where our apps are available. Consumers can pay for an annual online subscription to the website which gives access to instructional videos and a host of expert tennis advice.  Additionally, per download charges allow consumers to purchase our apps online. Our target market varies from beginners to individuals who compete regularly including all tennis enthusiasts wanting to improve any aspect of their game.

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification.  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities.

The Company has elected April 30 as its fiscal year end.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and use of estimates

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Earnings (Loss) Per Share

Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares.  The Company has issued options to several investors, upon their purchase of shares.  Options, whose strike price is less than the current market value, are considered common stock equivalents and are included in dilutive earnings per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities.  The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of July 31, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

Inventories

As of July 31, 2012 the Company held no inventory.

Revenue Recognition

The Company is in the development stage and has yet to realize significant revenues from planned operations.  It plans to realize revenues from the sale of instructional tennis videos. The Company follows FASB ASC 605 “Revenue Recognition” and recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met:

1.	persuasive evidence of an arrangement exists;

2.	the product has been shipped or the services have been rendered to the customer;

3.	the sales price is fixed or determinable; and,

4.	collectability is reasonably assured.

Major revenue activities are expected to be generated from the sale of instructional tennis videos, providing professional tennis coaching, providing access to online player management tools including tournament program scheduling, nutrition programs, injury prevention booklets, arranging tennis holidays, sale of company branded merchandise.

Income Taxes

The Company accounts for income taxes under FASB ASC 740 “Income Taxes.”  Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.

A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Long-Lived Assets

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (3-7 years).  Intellectual property assets are stated at their fair value acquisition cost. Amortization of intellectual property assets is calculated by the straight line method over their estimated useful lives (15 years).  Historical costs are reviewed and evaluated for the net realizable value of the assets.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at July 31, 2012.

Long-lived assets such as property and equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Foreign Currency

The Company’s functional currency is the United States Dollar (USD) and its reporting currency is also the USD.  Foreign currency transactions are primarily undertaken in the British Pound (GBP).

The financial statements of the Company are translated to USD in accordance with ASC 830, Foreign Currency Translation Matters.  Assets and liabilities are translated at the current exchange rate prevailing at the balance sheet date. Equity accounts are translated at historical amounts. Revenues and expenses are translated using average rates during the year.  Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in Stockholders’ Equity.

Stock Based Compensation

The company had no stock-based compensation plans or stock issuances for services during the period ended July 31, 2012.

Commitments and Contingencies

The Company follows FASB ASC 450-20 to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Related parties

The Company follows FASB ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Shipping Costs

The company incurs no shipping costs as products and services are web-based and sales are completed on line.

NOTE 3. GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern.  As a result the Company has a net loss, negative operating cash flow, and an accumulated deficit. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management’s plan to obtain such resources for the Company include, obtaining loans from management and significant stockholders sufficient to meet its minimal operating expenses.  Additionally, management hopes to raise equity funding However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations.  However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

  NOTE 4 – RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In July 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  This newly issued accounting standard simplifies how an entity tests indefinite-lived intangible assets by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test.  The more likely than not threshold is defined as having a likelihood of more than 50 percent.  As the objective is to reduce the cost and complexity of impairment testing, adoption of this standard is not expected to impact our financial position or results of operations.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to impact our financial position or results of operations.
In December 2011, the FASB issued ASU No. 2011-10, “Derecognition of in Substance Real Estate – a Scope Clarification,” which amends ASC Topic 360, “Property, Plant and Equipment.” ASU No. 2011-10 states that when an investor ceases to have a controlling financial interest in an entity that is in-substance real estate as a result of a default on the entity’s nonrecourse debt, the investor should apply the guidance under ASC Subtopic 360-20, Property, Plant and Equipment – Real Estate Sales (formerly FAS 66) to determine whether to derecognize the entity’s assets (including real estate) and liabilities (including the nonrecourse debt). The changes to the ASC as a result of this update are effective prospectively for deconsolidation events occurring during fiscal years, and interim periods within those years, beginning on or after June 1, 2012.  Adoption of this guidance did not impact our financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles-Goodwill and Other (ASC Topic 350) – Testing Goodwill for Impairment.” ASU No. 2011-08 amends the impairment test for goodwill by allowing companies to first assess qualitative factors to determine if it is more likely than not that goodwill might be impaired and whether it is necessary to perform the current two-step goodwill impairment test. The changes to the ASC as a result of this update are effective prospectively for interim and annual periods beginning after December 15, 2011 (January 1, 2012 for the Company). Adoption of this guidance did not impact our financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (ASU 2011-05). This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the requirement within ASU 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. During the deferral, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the issuance of ASU 2011-05. These ASUs are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Adoption of this guidance did not impact our financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (ASU 2011-04). This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (level 3) inputs. This ASU is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011.

Adoption of this guidance did not impact our financial position or results of operations.

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company's present or future financial statements.

NOTE 5.  PROPERTY AND EQUIPMENT

Property consists of equipment purchased for the production of revenues.  As of July 31:

	2012	2011
Property and equipment	$1,247	0
Less accumulated depreciation	344	0
Property and equipment, net	903	0

Assets are depreciated over their useful lives beginning when placed in service.  Depreciation expense was $78 for the three months to July 31, 2012.

NOTE 6.  INTANGIBLES

Intangibles consist of website development for the production of revenues.  As of July 31:

	2012	2011
Website development	$13,174	0
Less accumulated amortization	579	0
Intangibles, net	12,595	0

Intangible assets are amortized over their useful lives beginning when placed in service.  Amortization expense was $213 for the three months to July 31, 2012.

NOTE 7.  INCOME TAXES

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.  As of July 31, 2012, the Company incurred a loss of $22,914, resulting in a net operating loss for income tax purposes.  The loss results in deferred tax assets of approximately $8,020 at the effective statutory rates.  The deferred tax asset has been off-set by an equal valuation allowance.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not presently involved in any litigation.

Lease Obligations

At July 31, 2012, the Company does not have any capital or operating leases.  The Company uses office space with a value of $300 per month that is contributed in kind by the Company's CEO.

NOTE 9. RELATED PARTY TRANSACTIONS

On June 24, 2011, officers-directors purchased  2,000,000 common shares, at a price of $0.01 per share at a total price of $20,000.

The Company neither owns nor leases any real or personal property. An officer has provided office space without charge. Such costs have been included in the financial statements as additional paid-in capital. The officers and directors are currently involved in other business activities and most likely will become involved in additional business activities in the future.

Advances from stockholders

From time to time, stockholders of the Company advance funds to the Company for working capital purposes. Those advances are unsecured, non-interest bearing and due on demand.

Stockholders of the Company advanced $2,400 in aggregate to the Company for working capital purposes during the three months ending July 31, 2012.

NOTE 10 – SHAREHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company consists of 100,000,000 shares with a par value of $0.001.  There were 2,000,000 shares of common stock issued and outstanding as of July 31, 2012.

Preferred Stock

The authorized preferred stock of the Company consists of 10,000,000 shares with a par value of $0.001.  The Company has not issued any shares of Class A Convertible Preferred Stock as of July 31, 2012.

Pertinent Rights and Privileges

Preferred stockholders of Class A Convertible Preferred Stock do not have pre-emptive or preferential rights to subscribe to unissued stock or other securities.  These stockholders do not have cumulative voting rights.

NOTE 11.  SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 27, 2012, the date the financial statements were available to be issued.  Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Energizer Tennis, Inc . :

I have audited the balance sheet of Energizer Tennis, Inc . (a development stage company) as of April 30, 2012 and the related statement of operations, changes in stockholders’ equity, and cash flows for the year then ended and for the period June 16, 2011 (date of inception) through April 30, 2012.  These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements were free of material misstatement.  The Company was not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, I express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of the Company as of April 30, 2012, and the results of its operations and its cash flows for the year then ended and for the period June 16, 2011 (date of inception) through April 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has no significant revenues from operations, has not emerged from the development stage, and is requiring traditional financing or equity funding to commence its operating plan.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Further information and management’s plans in regard to this uncertainty were also described in Note 3.   The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor, Florida
June 2, 2012

Energizer Tennis Inc.
(A Development Stage Company)
 Balance Sheet

April 30,
2012
ASSETS

CURRENT ASSETS:
Cash	$2,223

Total Current Assets	2,223

FIXED ASSETS
Intangibles- website development, net of accumulated amortization of $366	12,808
Plant, Property, Equipment, net of accumulated depreciation of $266	981

Total Fixed Assets	13,790

TOTAL ASSETS	$16,013

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:	-

Total Liabilities	-

ENERGIZER TENNIS INC. STOCKHOLDERS DEFICIT:
Preferred stock, $.001 par value. Authorized 10,000,000 shares, 0 shares issued and outstanding.	-
Common stock, $.001 par value. Authorized 100 ,000,000 shares, 2,000,000 (Audited) shares issued and outstanding.	2,000
Additional Paid in Capital	21,140
Retained earnings (deficit) during development stage	(7,127)
Total Energizer Tennis Inc. Stockholder's Equity (Deficit)	16,013
TOTAL LIABILITIES & EQUITY	$16,013

Energizer Tennis Inc.
(A Development Stage Company)
 Statements of Operations

		June 16, 2011
		(inception)
		through
	April 30,	April 30,
	2012	2012

Revenues
Revenues	$48	48

Cost of Goods Sold
Cost of Goods Sold	2	2

Gross Profit	46	46

General & Administrative Expenses
Depreciation and Amortization	632	632
General & Administrative Expenses	4,360	4,360
Professional Fees	2,182	2,182

Total General & Administrative Expenses	7,174	7,174

Operating loss	$(7,127)	(7,127)

Net loss	(7,127)	(7,127)

Loss per share
Basic	(0.00)
Diluted	(0.00)

Weighted average number of common shares outstanding	1,949,800

Energizer Tennis Inc.
(A Development Stage Company)
 Statement of Changes in Equity

	Common Stock	Common Stock Amount	Additional Paid in Capital	Deficit Accumulated During Development Stage	Total

Balance, June 16, 2011	-	-	-	-	-

Stock Issued for cash on June 24, 2011 @ $0.01 per share	2,000,000	2000	18,000	-	20,000

Contribution of facilities rent – related party			3,140	-	3,140

Net Loss, April 30, 2012				(7,127)	(7,127)

Balance, April 30, 2012	2,000,000	2000	21,140	(7,127)	16,013

Energizer Tennis Inc.
(A Development Stage Company)
 Statement of Cash Flows

June 16, 2011 (inception) through
April 30,
2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,127)
Adjustments to reconcile Net Loss to net cash provided by operations:
Amortization Expense	366
Depreciation Expense	266
Additional paid-in capital in exchange for facilities provided by related party	3,140
Net cash used in Operating Activities	(3,356)

CASH FLOWS FROM INVESTING ACTIVITIES

Furniture and Equipment	(1,247)
Intangibles	(13,174)
Net cash used in Investing Activities	(14,422)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	20,000
Retained Earnings
Net cash provided by Financing Activities	20,000

Net cash increase for period	2,223

Cash at beginning of period	-

Cash at end of year	$2,223

Energizer Tennis Inc.
(A Development Stage Company)
 Notes to Financials
NOTE 1 - BACKGROUND INFORMATION

Organization and Business

Energizer Tennis Inc. was incorporated on June 16, 2011 in the State of Nevada for the purpose of developing, producing and selling instructional tennis videos to the global tennis community. The videos are available to view or download online, either via our website or via iTunes where our apps are available. Consumers can pay for an annual online subscription to the website which gives access to instructional videos and a host of expert tennis advice.  Additionally, per download charges allow consumers to purchase our apps online. Our target market varies from beginners to individuals who compete regularly including all tennis enthusiasts wanting to improve any aspect of their game.

Development stage company

  The Company is a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification.  The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company's development stage activities

The Company has elected April 30 as its fiscal year end.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and use of estimates

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

Earnings (Loss) Per Share

Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Energizer Tennis Inc.
(A Development Stage Company)
Notes to Financials

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities.  The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2012 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 “ Fair Value Measurements and Disclosures ” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of April 30, 2012. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

Inventories

As of April 30, 2012 the Company held no inventory.

Energizer Tennis Inc.
(A Development Stage Company)
Notes to Financials

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company is in the development stage and has yet to realize significant revenues from planned operations.  It plans to realize revenues from the sale of instructional tennis videos. The Company follows FASB ASC 605 “ Revenue Recognition ” and recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)
persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Major revenue activities are expected to be generated from the sale of instructional tennis videos, providing professional tennis coaching, providing access to online player management tools including tournament program scheduling, nutrition programs, injury prevention booklets, arranging tennis holidays, sale of company branded merchandise.

Income Taxes

The Company accounts for income taxes under FASB ASC 740 “Income Taxes.”  Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.

A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Long-Lived Assets

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives (3-7 years).  Intellectual property assets are stated at their fair value acquisition cost. Amortization of intellectual property assets is calculated by the straight line method over their estimated useful lives 15 years).  Historical costs are reviewed and evaluated for their net realizable value of the assets.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at April 30, 2012.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Energizer Tennis Inc.
(A Development Stage Company)
Notes to Financials

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency

The Company’s functional currency is the United States Dollar (USD) and its reporting currency is also the USD.  Foreign currency transactions are primarily undertaken in the British Pound (GBP).

The financial statements of the Company are translated to USD in accordance with ASC 830, Foreign Currency Translation Matters. Assets and liabilities are translated at the current exchange rate prevailing at the balance sheet date. Equity accounts are translated at historical amounts. Revenues, expenses, and equity are translated using average rates during the year.  Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in Stockholders’ Equity

Stock Based Compensation

The company had no stock-based compensation plans or stock issuances to for services during the year ended April 30, 2012.

Commitments and Contingencies

The Company follows FASB ASC 450-20 to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Related parties

The Company follows FASB ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Shipping Costs

The company incurs no shipping costs as products and services are web-based and sales are completed on line.

NOTE 3. GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern.  As a result the Company has a net loss, negative operating cash flow, and an accumulated deficit. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management’s plan to obtain such resources for the Company include, obtaining loans from management and significant stockholders sufficient to meet its minimal operating expenses.  Additionally, management hopes to raise equity funding via the offering within this prospectus. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations.  However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Energizer Tennis Inc.
(A Development Stage Company)
Notes to Financials

NOTE 4 – RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In July 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  This newly issued accounting standard simplifies how an entity tests indefinite-lived intangible assets by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test.  The more likely than not threshold is defined as having a likelihood of more than 50 percent.  As the objective is to reduce the cost and complexity of impairment testing, adoption of this standard did not impact our financial position or results of operations.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). This newly issued accounting standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This ASU is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact our financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-10, “Derecognition of in Substance Real Estate – a Scope Clarification,” which amends ASC Topic 360, “Property, Plant and Equipment.” ASU No. 2011-10 states that when an investor ceases to have a controlling financial interest in an entity that is in-substance real estate as a result of a default on the entity’s nonrecourse debt, the investor should apply the guidance under ASC Subtopic 360-20, Property, Plant and Equipment – Real Estate Sales (formerly FAS 66) to determine whether to derecognize the entity’s assets (including real estate) and liabilities (including the nonrecourse debt). The changes to the ASC as a result of this update are effective prospectively for deconsolidation events occurring during fiscal years, and interim periods within those years, beginning on or after June 1, 2012.  Adoption of this guidance will not impact our financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles-Goodwill and Other (ASC Topic 350) – Testing Goodwill for Impairment.” ASU No. 2011-08 amends the impairment test for goodwill by allowing companies to first assess qualitative factors to determine if it is more likely than not that goodwill might be impaired and whether it is necessary to perform the current two-step goodwill impairment test. The changes to the ASC as a result of this update are effective prospectively for interim and annual periods beginning after December 15, 2011 (January 1, 2012 for the Company). Adoption of this guidance did not impact our financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (ASU 2011-05). This newly issued accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the requirement within ASU 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. During the deferral, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the issuance of ASU 2011-05. These ASUs are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Adoption of this guidance did not impact our financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (ASU 2011-04). This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (level 3) inputs. This ASU is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011.   Adoption of this guidance did not impact our financial position or results of operations.

Energizer Tennis Inc.
(A Development Stage Company)
Notes to Financials

NOTE 4 – RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (Continued)

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.  Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company's present or future financial statements.

NOTE 5 -  PROPERTY AND EQUIPMENT

Property consists of equipment purchased for the production of revenues.  As of April 30:

2012
Property and equipment	$1,247
Less accumulated depreciation	266
Property and equipment, net	$981

Assets are depreciated over their useful lives beginning when placed in service.  Depreciation expense was $266 for the year ending April 30, 2012.

NOTE 6 -  INTANGIBLES

The Company accounts for website development costs consistent with ASC 350-40-25.  The Company has capitalized costs during the development stage of the website construction, provided by vendor programmer.  Upon the operational implementation of the website, all future related costs will be charged to operations.

Intangibles consist of website development for the production of revenues.  As of April 30:

2012
Website development	$13,174
Less accumulated amortization	366
Intangibles, net	12,808

Intangible assets are amortized over their useful lives beginning when placed in service.  Amortization expense was $366 for the year ending April 30, 2012.

NOTE 7 - INCOME TAXES

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.  As of April 30, 2012, the Company incurred a loss of $7,127, resulting in a net operating loss for income tax purposes.  The loss results in deferred tax assets of approximately $2,494 at the effective statutory rates.  The deferred tax asset has been off-set by an equal valuation allowance.

Energizer Tennis Inc.
(A Development Stage Company)
Notes to Financials

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not presently involved in any litigation.

Lease Obligations

At April 30, 2012, the Company does not have any capital or operating .  The Company uses office space with a value of $300 per month that is contributed in kind by the Company's CEO.

NOTE 9 - RELATED PARTY TRANSACTIONS

On June 24, 2011, officers-directors purchased 2,000,000 common shares, at a price of $0.01 per share at a total price of $20,000.

The Company neither owns nor leases any real or personal property. An officer has provided office space without charge. Such costs have been included in the financial statements as additional paid-in capital. The officers and directors are currently involved in other business activities and most likely will become involved in additional other business activities in the future.
NOTE 10 – SHAREHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company consists of 100,000,000 shares with a par value of $0.001.  There were 2,000,000 shares of common stock issued and outstanding as of April 30, 2012.

Preferred Stock

The authorized preferred stock of the Company consists of 10,000,000 shares with a par value of $0.001.  The Company has not issued any shares of Class A Convertible Preferred Stock as of April 30, 2012.

Pertinent Rights and Privileges

Preferred stockholders of Class A Convertible Preferred Stock do not have pre-emptive or preferential rights to subscribe to unissued stock or other securities.  These stockholders do not have cumulative voting rights.

NOTE 11 -  SUBSEQUENT EVENTS.

Management has evaluated subsequent events through August 23, 2012, the date the financial statements were available to be issued.  Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure.

 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On May 28, 2012, our Board of Directors appointed Peter Messineo CPA to audit our financial statements for the period from June 16, 2011 (inception) to April 30, 2012. There have been no disagreements with our accountant since our formation.

Legal Matters

The validity of the issuance of the shares of common stock offered by us has been passed upon by M2 Law Professional Corporation, located in Newport Beach, California.

Experts

Our financial statements for the quarter ending July 31, 2012 and for the period from June 16, 2011, our date of formation, to April 30, 2012, appearing in this prospectus which is part of a Registration Statement have been audited by Peter Messineo CPA and are included in reliance upon such report given upon the authority of Peter Messineo CPA as experts in accounting and auditing.

Additional Information

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission pursuant to the Securities Act of 1933.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

[OUTSIDE BACK COVER]

PROSPECTUS

5,000,000 SHARES OF COMMON STOCK

Energizer Tennis Inc.
Suite 3
219 Bow Road
Docklands
London E3 2SJ
United Kingdom
Tel:  +44 0203 086 8131

    , 2012

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Article Twelve of our Articles of Incorporation provides, among other things, corporation shall indemnify any person who was or is threatened to be made a party to a proceeding by reason of the fact that he or she is:

•	is or was a director or officer of the corporation; or
•
is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada Revised Statutes, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article Twelve with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation.

Article Thirteen of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Section Ten of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless as provided under the Nevada Revised Statutes, the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders as provided.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. The estimated expenses of issuance and distribution are set forth below.

Registration Fees	Approximately	$22.92
Transfer Agent Fees	Approximately	$500
Costs of Printing and Engraving	Approximately	$0
Legal Fees	Approximately	$20,000
Accounting Fees	Approximately	$4,500

Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On June 21, 2011, we issued 1,000,000 shares of our common stock to Alexander Farquharson, our officer and director at inception.  These shares were issued in exchange for $10,000, or $0.01 per share.  The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act.

On June 21, 2011, we issued 1,000,000 shares of our common stock to Daniel Martinez, our officer and director at inception.  These shares were issued in exchange for $10,000, or $0.01 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act.

Exhibits and Financial Statement Schedules

The exhibits listed in the following Exhibit Index are filed as part of this registration statement.

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4.1	Subscription Agreement (2)
5	Executed Opinion Re: Legality (1)
11	Statement Re: Computation of Per Share Earnings (3)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (4)

(1)	Included in Registration Statement on Form S-1 filed on June 18, 2012
(2)	Included in Amendment No. 1 to Registration Statement on Form S-1/A filed on August 10, 2012
(3)	Included in Financial Statements
(4)	Included in Exhibit 5

Undertakings

A. We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
(1)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on  September 14, 2012 .

Energizer Tennis Inc., a Nevada corporation
By:	/s/ Alexander Farquharson
Alexander Farquharson President, Chief Executive Officer, Secretary, Director (Principal Executive Officer)

By:	/s/ Daniel Martinez
Daniel Martinez Chief Financial Officer, Treasurer, Director (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alexander Farquharson	September 14, 2012
Alexander Farquharson
President, Chief Executive Officer, Secretary, Director
(Principal Executive Officer)

/s/ Daniel Martinez	September 14, 2012
Daniel Martinez
Chief Financial Officer, Treasurer, Director
(Principal Financial and Accounting Officer)